EXHIBIT 23(a)








CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Kash n' Karry Food Stores, Inc. on Form S-8 related to the 1995 Non-Employee Director Stock Option Plan, of our report dated September 15, 1995, on our audit of the financial statements of Kash n' Karry Food Stores, Inc. as of July 30, 1995 and for the thirty weeks ended July 30, 1995 and the twenty-two weeks ended January 1, 1995, which report is included in the annual report on Form 10-K.



/s/ Coopers & Lybrand L.L.P.
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Tampa, Florida
March 12, 1996